Exhibit (d)(9)

SCHEDULE A

Revised March 8, 2024 to the

Sub-Advisory Agreement

Dated December 5, 2023 by and between

Exchange Traded Concepts LLC

And

Bancreek Capital Advisors, LLC

The Adviser will pay the Sub-Adviser, as full compensation for all services provided under this Agreement, a fee computed daily at an annual rate based on the greater of (1) the Minimum Sub-Advisory Fees or (2) the average daily net assets of the Funds in accordance with the following fee schedule (the “Asset-Based Sub-Advisory Fees"), if the aggregate Asset-Based Sub-Advisory Fees exceed the aggregate Minimum Sub-Advisory Fees.

Sub-Advisory Fee
Bancreek U.S. Large Cap ETF	0.63%, on assets up to $250 million; and 0.64%, on assets up to $500 million; and 0.65%, on assets over $500 million.
Bancreek International Large Cap ETF	0.72%, on assets up to $250 million; and 0.73%, on assets up to $500 million; and 0.74%, on assets over $500 million.

Agreed and Accepted:

ADVISER:		SUBADVISER:

Exchange Traded Concepts, LLC		Bancreek Capital Advisors, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Andrew Skatoff
Name:	J. Garrett Stevens	Name:	Andrew Skatoff
Title:	Chief Executive Officer	Title:	Chief Investment Officer